EXHIBIT 99

             EDO Revenue Up 13 Percent in Second Quarter;
      Results Include Strong Increases in Cash Flow and Backlog

    NEW YORK--(BUSINESS WIRE)--July 29, 2004--EDO Corporation (NYSE:
EDO) recorded revenue of $126.3 million in the second quarter of 2004, up $14.6 million or 13.0 percent from the $111.7 million recorded in the second quarter of 2003. Net earnings for the quarter were $4.2 million, or $0.23 per diluted share, versus a loss of $0.2 million, or ($0.01) per share, for the second quarter of 2003.
    For the six-month period ended June 26, 2004, revenue was $237.2 million, up $31.1 million or 15.1 percent from the $206.1 million recorded in the first half of 2003. Net earnings for the first half of 2004 were $8.0 million, or $0.45 per diluted share, versus $2.8 million, or $0.16 per diluted share, for the same period last year.
    "EDO's organic growth during the quarter met our forecasts," said Chief Executive Officer James M. Smith. "In addition, we added major contract wins that build on our foundation for continued growth in the future. These wins include C4I contracts for Marine Corps communications, our participation with Lockheed Martin's successful proposal for the Joint Common Missile, and a significant new contract for our interference-cancellation technology.
    "Operating earnings continue to improve in most of our business units, and we expect a strong second half. In fact, 55 percent of annual revenue and more than 60 percent of operating earnings are projected to occur over the two remaining quarters. We remain confident of achieving our forecasted 13 to 14 percent EBITDA margin on full-year revenue of $525 million to $535 million."

    Revenue Growth

    Organic revenue growth, which excludes acquisitions owned for less than one year, exceeded 8 percent for the quarter. Revenue growth was aided by strong sales in defense electronics, aircraft armament systems and C4I professional services. With the anticipated revenue from force-protection devices in the second half, the company continues to forecast organic growth in the range of 7 to 9 percent for the full year.

    Operating Earnings

    Operating earnings increased by approximately $10.2 million, to $9.4 million. This increase compared to last year's quarter was due primarily to a non-recurring charge of $9.2 million incurred in 2003 related to the sale of our Deer Park facility.
    This year's second quarter operating earnings were reduced by $5.2 million as a result of revised cost estimates for certain "percent-of-completion" contracts. This was partially offset by a $3.4 million increase to earnings upon the successful completion of a contract for minesweeping equipment. Thus, the net impact for the quarter was a reduction in operating earnings of $1.8 million.
    Operating earnings otherwise showed healthy results, including solid margins generated by recently acquired businesses, as well as synergies related to the facilities consolidations accomplished to date. These synergies contributed to a 12.4 percent reduction in selling, general and administrative expenses.

    Cash Flow

    Cash flow from operations for the second quarter was $17.2 million. This resulted in a $14.9 million increase in the net cash balance during the three month period. At the end of the second quarter, the cash balance was $80.7 million, up from $65.8 million at the end of the first quarter. As anticipated, the temporary working-capital increases experienced in the first quarter are being reduced. For the full year, EDO expects to generate positive cash flow from operations in a range consistent with historical performance.

    Backlog

    The funded backlog of unfilled orders increased 4.4 percent over the past three months, and 15.9 percent since year end. As of June 29, the funded backlog stood at a record $535.9 million, up from $513.5 million on March 27 and $462.3 million on Dec. 31, 2003. Backlog does not include portions of contracts for which the U.S. government has not yet appropriated funds, nor does it include unexercised options in any contract. Such unfunded contracts and unexercised contract options add more than $570 million in high-confidence future revenue, for a total of more than $1.1 billion, an increase of 20 percent during the second quarter.

    Non-GAAP Financial Measures

    In addition to the financial results contained on the attached statements of earnings, which are presented according to Generally Accepted Accounting Principles, or GAAP, we are providing adjusted EBITDA, as well as pro-forma earnings for the comparative periods last year. Management believes that such adjustments will help investors to compare results to the prior year and to understand the underlying trends in the business.
    As detailed on the attached reconciliation schedule, pro-forma earnings for the second quarter of 2004 were $4.2 million, or $0.23 per diluted share, versus $3.9 million, or $0.22 per diluted share, in the second quarter of 2003. For the year-to-date, pro-forma earnings for 2004 were $8.0 million, or $0.45 per diluted share, versus $7.0 million, or $0.40 per diluted share, in 2003.
    EBITDA, as adjusted, (see attached "Calculation of EBITDA" worksheet) was $15.1 million, or 12.0 percent of revenue, for the second quarter of 2004, versus $15.0 million in the second quarter of 2003. For the year-to-date, EBITDA was $29.5 million, or 12.4% of revenue, versus $27.9 million in 2003.

    Conference Call

    EDO will conduct a conference call at 10:30 a.m. EDT on July 29 to review these results in more detail. A live web cast of the conference call will be available at www.edocorp.com. For those who cannot listen to the live broadcast, a replay of the call will be available on the corporate site. There will also be a telephone replay of the call available until August 6. To listen to the telephone replay, dial 1-800-633-8284 (outside the U.S. dial 1-402-977-9140), and enter reservation #21200544.

    About EDO Corporation

    EDO Corporation provides military and commercial products and professional services, with core competencies in a wide range of critical defense areas, including:

    --  Aircraft Armament

    --  Defense Electronics

    --  Undersea Warfare

    --  C4I - Command, Control, Communications, Computers, and
        Intelligence

    --  Integrated Composite Structures

    EDO (www.edocorp.com) was founded in 1925, and is headquartered in New York City. The company employs 2,700 people.

    Forward-Looking Statements

    Certain statements made in this release, including statements about future profitability, future revenues and long-term organic revenue growth, as well as annual revenue and earnings expectations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, changes in the government's funding priorities, the impact of competitive products and pricing, the inability to successfully execute business strategies, difficulties encountered in the integration of acquired businesses, the inability to secure required regulatory approvals and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


                   EDO Corporation and Subsidiaries
            Condensed Consolidated Statements of Earnings
               ($000's omitted, except per share data)


                            Three months ended     Six months ended
                            June 26,   June 28,    June 26,   June 28,
                              2004       2003       2004       2003
                           ----------- --------- ----------- ---------
                                (unaudited)           (unaudited)

Net sales                    $126,290  $111,736    $237,167  $206,113

Costs and expenses:
Cost of sales                  95,264    79,190     175,922   149,020
Selling, general and
 administrative                18,824    21,493      38,911    36,700
Research and development        2,851     2,498       4,316     4,488
Acquisition-related costs           -       215           -       420
Impairment loss on assets
 held for sale                      -     9,160           -     9,160
                           ----------- --------- ----------- ---------
                              116,939   112,556     219,149   199,788

                           ----------- --------- ----------- ---------
Operating earnings (loss)       9,351      (820)     18,018     6,325

Interest income                   202       165         444       400
Interest expense               (2,244)   (2,247)     (4,467)   (4,474)
Other, net                        (47)       95         (25)      128
                           ----------- --------- ----------- ---------
Non-operating expense, net     (2,089)   (1,987)     (4,048)   (3,946)
                           ----------- --------- ----------- ---------
Earnings (loss) before
 income taxes and
 discontinued operations        7,262    (2,807)     13,970     2,379

Income tax (expense)
 benefit                       (3,086)    1,181      (5,937)   (1,023)
                           ----------- --------- ----------- ---------

Earnings (loss) before
 discontinued operations        4,176    (1,626)      8,033     1,356

Earnings from discontinued
 operations, net of tax             -     1,398           -     1,398
                           ----------- --------- ----------- ---------
Net earnings (loss)            $4,176     $(228)     $8,033    $2,754
                           =========== ========= =========== =========

Earnings (loss) per common
 share:
Basic:
  Continuing operations         $0.24    $(0.09)      $0.46     $0.08
  Discontinued operations           -      0.08           -      0.08
                           ----------- --------- ----------- ---------
Net basic earnings (loss)
 per common share               $0.24    $(0.01)      $0.46     $0.16
                           =========== ========= =========== =========

Diluted: (a)
  Continuing operations         $0.23    $(0.09)      $0.45     $0.08
  Discontinued operations           -      0.08           -      0.08
                           ----------- --------- ----------- ---------
Net diluted earnings (loss)
 per common share               $0.23    $(0.01)      $0.45     $0.16
                           =========== ========= =========== =========

Weighted average shares
 outstanding
Basic                          17,670    17,276      17,610    17,253
                           =========== ========= =========== =========
Diluted (a)                    17,927    17,276      17,880    17,493
                           =========== ========= =========== =========


Backlog of unfilled orders                         $535,901  $447,417
                                                 =========== =========


(a) Assumes exercise of dilutive stock options.  The 5.25%
 Convertible Subordinated Notes were not dilutive.


                   EDO Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets
                           ($000's omitted)

                                                   June 26,    Dec 31,
                                                     2004       2003
                                                   --------   --------
                                                 (unaudited)
Assets

Current Assets:
Cash and cash equivalents                          $ 80,741  $ 86,632
Accounts receivable, net                            136,107   134,303
Inventories                                          49,403    34,733
Deferred income tax asset, net                        3,594     3,594
Prepayments & other                                   6,145     5,954
                                                    --------- --------
              Total Current Assets                  275,990   265,216

Property, plant and equipment, net                   30,073    31,355
Notes receivable                                      6,670     6,538
Goodwill                                             92,249    92,527
Other intangible assets                              53,027    55,898
Deferred income tax asset, net                       21,610    21,774
Other assets                                         19,182    21,388
                                                    --------- --------
Total Assets                                       $498,801  $494,696
                                                    ========= ========

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities           $ 73,760  $ 84,743
Contract advances and deposits                       12,232     8,195
                                                    --------- --------
           Total Current Liabilities                 85,992    92,938

Long-term debt                                      137,800   137,800
Post-retirement benefits obligations                 72,413    71,898
Environmental obligation                              1,697     1,728
Shareholders' equity                                200,899   190,332

                                                 ---------------------
Total Liabilities & Shareholders' Equity           $498,801  $494,696
                                                    =======   ========


                   EDO Corporation and Subsidiaries
                             SEGMENT DATA
                           ($000's omitted)


                                 Three months ended  Six months ended
                                 June 26, June 28,  June 26, June 28,
                                   2004     2003      2004     2003
                                  -------- --------  -------- --------
                                     (unaudited)        (unaudited)
Net sales:
Defense                          $ 99,427 $ 86,925  $187,467 $156,943
Communications and Space
 Products                          14,510   13,323    26,062   27,703
Engineered Materials               12,353   11,488    23,638   21,467
                                  -------- --------  -------- --------
                                 $126,290 $111,736  $237,167 $206,113
                                  ======== ========  ======== ========

Operating earnings (loss):
Defense (1)                      $  8,970 $  7,364  $ 18,000 $ 12,739
Communications and Space
 Products                              97      827      (994)   2,051
Engineered Materials                  284      149     1,012      695
Impairment loss on assets
 held for sale                          -   (9,160)        -   (9,160)
                                  -------- --------  -------- --------
                                    9,351     (820)   18,018    6,325


Net interest expense               (2,042)  (2,082)   (4,023)  (4,074)
Other, net                            (47)      95       (25)     128
                                  -------- --------  -------- --------

Earnings (loss) from operations
 before income taxes             $  7,262 $ (2,807) $ 13,970 $  2,379
                                  ======== ========  ======== ========



(1) Acquisition-related costs
 included above.                        -      215         -      420


                   EDO Corporation and Subsidiaries
            Reconciliation from GAAP to Pro Forma Earnings
               ($000's omitted, except per share data)
               (Before Discontinued Operations in 2003)

                                Three months ended   Six months ended
                                June 26,   June 28,  June 26, June 28,
                                  2004       2003      2004     2003
                                --------  --------   -------- --------
                                    (unaudited)          (unaudited)

Earnings (loss) from
 continuing operations
 before income taxes            $ 7,262  $(2,807)    $13,970  $ 2,379

Impairment loss on assets
 held for sale                        -    9,160           -    9,160
Acquisition-related costs             -      215           -      420
Compensation expense re:
 accelerated options                  -      292           -      292
                                 -------  -------     -------  -------
Pro forma earnings before
 income taxes                     7,262    6,860      13,970   12,251
Income tax expense               (3,086)  (2,977)     (5,937)  (5,268)
                                 -------  -------     -------  -------
Pro forma net earnings          $ 4,176  $ 3,883     $ 8,033  $ 6,983
                                 -------  -------     -------  -------

Diluted shares outstanding       17,927   17,515      17,880   17,493

Pro forma diluted earnings
 per share                      $  0.23  $  0.22     $  0.45  $  0.40
                                 =======  =======     =======  =======


                        Calculation of EBITDA

                               Three months ended    Six months ended
                               June 26,   June 28,   June 26, June 28,
                                 2004       2003       2004     2003
                               --------  --------    -------- --------
                                   (unaudited)          (unaudited)

Earnings (loss) from
 continuing operations
 before income taxes            $ 7,262  $(2,807)    $13,970  $ 2,379

Interest expense                  2,244    2,247       4,467    4,474
Interest income                    (202)    (165)       (444)    (400)
                                 -------  -------     -------  -------
Net interest expense              2,042    2,082       4,023    4,074

Depreciation                      2,870    3,103       5,455    5,998
Amortization                      1,444    1,165       2,885    2,105
                                 -------  -------     -------  -------
Total depreciation &
 amortization                     4,314    4,268       8,340    8,103

                                 -------  -------     ------   -------
EBITDA                           13,618    3,543      26,333   14,556

Impairment loss on assets
 held for sale                        -    9,160           -    9,160
Acquisition-related costs             -      215           -      420
Compensation expense re:
 accelerated options                  -      292           -      292
ESOP compensation expense           977      744       2,028    1,510
Pension expense                     550    1,000       1,100    2,000
                                 -------  -------     -------  -------
EBITDA, as adjusted             $15,145  $14,954     $29,461  $27,938

Diluted shares outstanding       17,927   17,515      17,880   17,493

EBITDA, as adjusted, per
 share                          $  0.84  $  0.85     $  1.65  $  1.60
                                 =======  =======     =======  =======


                   EDO Corporation and Subsidiaries
                       GUIDANCE DATA ESTIMATES


                                                  Fiscal 2004
                                          ----------------------------

Revenue range                             $525 million - $535 million

Pension costs                                   $2.2 million

Effective operating tax rate                   42.0% - 43.0%

EBITDA, as adjusted, margin range              13.0% - 14.0%

ESOP shares issued per quarter                     42,376

Average diluted shares outstanding*:
  - If Note conversion is NOT dilutive          17.9 million
  - If Note conversion is dilutive              22.3 million


* "If-converted method" (FAS 128) to determine diluted EPS:
(Shares to be issued if 5.25% Notes are converted at $31.26/share would be 4,408,189.)

- Quarterly Dilution Test
Since the after-tax interest on Notes would reduce Net Earnings by $1,039,959 per quarter, the decision point for the dilution test is $1,039,959 / 4,408,189, or $0.2359 per share. If basic EPS for the quarter are more than $0.2359, the impact of the Notes is dilutive. The Notes were not dilutive to EPS this quarter nor for the year to date.

- Annual Dilution Test
Since the after-tax interest on Notes reduces Net Earnings by $4,159,838 per year, the decision point for the dilution test is $4,159,838 / 4,408,189, or $0.9437 per share.
If basic EPS for the year are more than $0.9437, the impact of the Notes is dilutive. Based on current projections, the Notes are expected to be dilutive for the 2004 full-year. If so, the EPS calculation will be based on 22.3 million shares.

This table contains estimates based on management's current expectations. This information is forward-looking, and actual results may differ materially.


    CONTACT: EDO Corporation
             William A. Walkowiak, 212-716-2038
             ir@edocorp.com